EXHIBIT 99.1

     ATLANTA, Dec. 14 /PRNewswire/ -- Cox Radio, Inc. (NYSE: CXR) today announced the consummation of its exchange offer (the "Exchange Offer") for its outstanding 6.250% Notes due 2003 and outstanding 6.375% Notes due 2005.

     Pursuant to the Exchange Offer, $100,000,000 aggregate principal amount of Cox Radio's outstanding 6.250% Notes due 2003 (the "2003 Old Notes") and $100,000,000 aggregate principal amount of the Company's outstanding 6.375% Notes due 2005 (the "2005 Old Notes" and collectively with the 2003 Old Notes, the "Old Notes") were tendered prior to the expiration of the Exchange Offer and exchanged for the same aggregate principal amount of the Company's 6.250% Notes due 2003 (the "2003 New Notes") and the Company's 6.375% Notes due 2005 (the "2005 New Notes" and collectively with the 2003 New Notes, the "New Notes"), which New Notes have been registered under the Securities Act of 1933, as amended. One hundred million dollars aggregate principal amount of 2003 Old
Notes and one hundred million dollars aggregate principal amount of 2005 Old Notes were originally issued and sold on May 26, 1998 in a transaction exempt from registration under the Securities Act.

     The New Notes issued in the exchange offer have substantially the same terms and conditions as the Old Notes, except the New Notes are not subject to the restrictions on resale or transfer, which applied to the unregistered Old Notes.

     Cox Radio is one of the 10 largest radio broadcasting companies in the United States, based on both net revenues and number of stations. Upon close of all pending transactions, Cox Radio will own, operate or provide sales and marketing services for 58 stations (41 FM and 17 AM) clustered in 13 markets, including major markets such as Los Angeles and Atlanta, and Sunbelt markets including Miami, Tampa, Orlando, San Antonio and Birmingham. Cox Radio shares are traded on the New York Stock Exchange under the symbol CXR.



SOURCE Cox Radio, Inc.